As filed with the Securities and Exchange Commission on January 12, 2023

Registration No. 333-261151

Registration No. 333-263314

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-261151

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263314

UNDER

THE SECURITIES ACT OF 1933

USERTESTING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0339214
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

UserTesting, Inc.

144 Townsend Street

San Francisco, California 94107

(Address of Principal Executive Offices) (Zip Code)

2013 Equity Incentive Plan

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full Title of the Plans)

Andy MacMillan

Chief Executive Officer and President

UserTesting, Inc.

144 Townsend Street

San Francisco, California 94107

(650) 567-5616

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF securities

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by UserTesting, Inc. (the “Registrant”) deregister all shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

1.     The Registrant’s Registration Statement on Form S-8 (File No. 333-261151) filed with the SEC on November 17, 2021 pertaining to the registration of an aggregate of 16,409,644 shares of Common Stock issuable pursuant to the 2021 Equity Incentive Plan, an aggregate of 3,100,000 shares of Common Stock issuable pursuant to the 2021 Employee Stock Purchase Plan and an aggregate of 25,593,574 shares of Common Stock issuable pursuant to the 2013 Equity Incentive Plan, together with an indeterminate number of additional shares of Common Stock that become issuable under each plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

2.     The Registrant’s Registration Statement on Form S-8 (File No. 333-263314) filed with the SEC on March 4, 2022 pertaining to the registration of an aggregate of 7,112,028 additional shares of Common Stock issuable pursuant to the 2021 Equity Incentive Plan and an aggregate of 1,422,405 additional shares of Common Stock issuable pursuant to the 2021 Employee Stock Purchase Plan, together with an indeterminate number of additional shares of Common Stock that become issuable under each plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

On January 12, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 26, 2022, by and among the Registrant, Thunder Holdings, LLC, a Delaware limited liability company (“Parent”), and Thunder Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the shares of Common Stock registered under the Registration Statements but unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 12th day of January, 2023.

USERTESTING, INC.

By:	/s/ Andy MacMillan
Name: Andy MacMillan
Title: Chief Executive Officer and President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.